EXHIBIT 10.17

April 13, 2012

Randall Schatzman

Re:	Amendment to Amended and Restated Offer of Employment At Alder BioPharmaceuticals, Inc. dated July 19, 2005

Dear Randall:

You and Alder BioPharmaceuticals, Inc. (the “Company”) entered into an amended and restated offer letter agreement dated July 19, 2005 (the “Original Letter Agreement”) whereby you agreed to certain terms of employment as described in that Original Letter Agreement. You and the Company hereby agree to amend the Original Letter Agreement as described in this letter amendment (the “Amendment”).

The Board of the Company intends to grant to you additional options to purchase Common Stock of the Company following the closing of the proposed Series D Preferred Stock financing (the “Financing”), in recognition of your continued service and the dilution that will result from the Financing. At the request of the investors participating in the Financing, the Company would like to memorialize the expected vesting acceleration that will be applicable to such additional option grants and any future option grants.

You and the Company hereby agree that the following paragraph at the top of the second page of the Original Letter Agreement shall be amended and restated as follows (amended language in italics):

“You currently hold 1,146,667 shares of the Company’s Common Stock issued pursuant the Common Stock Purchase Agreement between you and the Company dated April 7, 2004 (the “Purchase Agreement”). Certain of the shares are subject to a Repurchase Option (as defined in the Purchase Agreement). If your employment is terminated by the Company or its successor other than for Cause (as defined below) or if you resign under circumstances that constitute a Constructive Termination (as defined below), provided that in each such case such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) and you execute a general release agreement prepared by the Company releasing any and all known and unknown claims you may have against the Company upon such termination, then, as of the date of employment termination, (1) all of the shares then remaining subject to the Repurchase Option shall be released from such Repurchase Option and (2) all unvested stock options granted before April 1, 2012 then held by you shall be deemed to have vested. Additionally, upon a Change of Control (as defined below), the vesting of any unvested stock options granted before April 1, 2012 or shares of restricted stock held by you immediately prior to such Change of Control, including any shares then subject to the Repurchase Option, shall accelerate such that the options or restricted stock shall become fully vested. Additionally, in the event that (a) any options issued after April 1, 2012 that (i) do not remain in effect or (ii) are not assumed or substituted with a similarly equivalent option, restricted stock, stock appreciation rights, restricted stock units, or the like by the acquirer in connection with a Change of Control then, as of the date of the Change of Control, shall be deemed to have vested and/or (b) (i) within one year following the closing of a Change of Control, your employment is terminated by the Company or its successor other than for Cause or if you resign under circumstances that constitute a Constructive Termination, provided that in each such case such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) and you execute a general release agreement prepared by the Company releasing any and all known and unknown claims you may have against the Company upon such termination, or (ii) if you remain an employee on the one-year anniversary of the closing of the Change of Control then, as of the date of employment termination or upon such anniversary (as applicable), any options issued after April 1, 2012 that remain in effect or are assumed by the acquirer in connection with such Change of Control shall be deemed to have vested.”

In addition, the definition of “Constructive Termination” shall be amended and restated as follows:

“A “Constructive Termination” shall be deemed to occur if you resign within thirty (30) days following any of: (i) a reduction of your then-current base salary; (ii) a material adverse change in your position causing such position to be of materially reduced status or responsibility; or (iii) relocation of your assigned work site more than fifty (50) miles from your work site immediately prior to such relocation.”

[Signature Page Follows]

Except as otherwise provided in this Amendment, the remaining terms, including the vesting of any existing outstanding Common Stock or options to purchase Common Stock, will not be affected by this Amendment.

Sincerely,
Alder BioPharmaceuticals, Inc.
/s/ Clay B. Siegall
Clay Siegall
Chairman, Compensation Committee of the Board

ACCEPTANCE OF AMENDMENT:

I accept the Amendment described in this letter as of the date executed below (the “Effective Date”).

Signature:	/s/ Randall C. Schatzman
Randall C. Schatzman, Ph.D.
Date:	April 13th, 2012